SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

November 14, 2002

CORNERSTONE PROPANE PARTNERS, L.P.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware (State or other jurisdiction of incorporation)	1-12499 (Commission File Number)	77-0439862 (IRS Employer Identification No.)

432 Westridge Drive, Watsonville, CA  95076
(Address of Principal Executive Offices, including  Zip Code)

(831) 724-1921
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.

                Further Delay of Filing of Annual Report on Form 10-K and Quarterly Report on Form 10-Q  On September 11, 2002 , CornerStone Propane Partners, L.P. (the “Partnership”) filed a Current Report on Form 8-K to announce that it had not completed the preparation of the Partnership’s financial statements related to the fiscal year ended June 30, 2002 and that it would be unable to prepare and file its annual report on Form 10-K for the fiscal year ended June 30, 2002 (the “Form 10-K”) by the September 30, 2002 deadline.  The Partnership has not yet filed the Form 10-K.

                The Partnership’s current management is continuing to work to enable Deloitte & Touche to complete its audit of the Partnership’s financial statements for the fiscal year ended June 30, 2002.  The Partnership has determined that it will be unable to prepare and file its Quarterly Report on Form 10-Q for the period ended September 30, 2002 by the November 14, 2002 deadline.

                Pursuant to a request from its general partner, CornerStone Propane GP, Inc., the Partnership provided CornerStone Propane GP, Inc. with certain financial information regarding the period ended September 30, 2002 (the “Preliminary Information”).  CornerStone Propane GP, Inc. was a subsidiary of NorthWestern Corporation as of September 30, 2002.  Certain of the Preliminary Information was published by Northwestern Corporation in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2002 (the “NorthWestern Form 10-Q”).  The Partnership does not have or assume any responsibility for information contained in the NorthWestern Form 10-Q.  In providing the Preliminary Information to CornerStone Propane GP, Inc., the Partnership included a list indicating (a) possible reclassifications and adjustments of the Preliminary Information (in addition to the previously announced anticipated effect of Statement of Financial Accounting Standards No. 142) and (b) pending additional reviews and procedures relating to the Preliminary Information.  The Preliminary Information is not necessarily indicative of the Partnership’s actual results for the period ended September 30, 2002 as it may be subject to material reclassifications and adjustments resulting from the factors, reviews and procedures  indicated above.  Acccordingly, a Cornerstone Propane Partners, L.P. investor should not rely on the financial information relating to Cornerstone Propane Partners, L.P. included in the NorthWestern Form 10-Q.

                The Partnership is continuing to work with its restructuring advisors to review its financial, strategic and legal restructuring options.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on November 18, 2002.

CornerStone Propane Partners, L.P.

Date:	November 18, 2002	By:	/s/ CURTIS G. SOLSVIG III

		Name:	Curtis G. Solsvig III

		Its:	Chief Executive Officer